EXHIBIT 99.1  Certification of Chief Executive Officer Pursuant to Section 111(b)(4) of the Emergency Economic Stabilization Act of 2008

IFR Section 30.15 – Certification for Partial Fiscal Year 2011

Pathfinder Bancorp, Inc. UST #1304

I, Thomas W. Schneider, certify, based on my knowledge, that:

(i) The compensation committee of Pathfinder Bancorp, Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months between January 1, 2011 and September 1, 2011, the date Pathfinder Bancorp, Inc. repurchased preferred stock from the United States Treasury (“the TARP period”), senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to Pathfinder Bancorp, Inc.;

(ii) The compensation committee of Pathfinder Bancorp, Inc. has identified and limited during any part of 2011 fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Pathfinder Bancorp, Inc and has identified any features of the employee compensation plans that pose risks to Pathfinder Bancorp, Inc. and has limited those features to ensure that Pathfinder Bancorp, Inc. is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least every six months during any part of the 2011 fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Pathfinder Bancorp, Inc. to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of Pathfinder Bancorp, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of Pathfinder Bancorp, Inc. will provide a narrative description of how it limited during any part of the 2011 fiscal year that was a TARP period the features in:

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Pathfinder Bancorp, Inc.;
(B)	Employee compensation plans that unnecessarily expose Pathfinder Bancorp, Inc. to risks; and
(C)	Employee compensation plans that could encourage the manipulation of reported earnings of Pathfinder Bancorp, Inc. to enhance the compensation of an employee;

(vi) Pathfinder Bancorp, Inc. has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus) payments, be subject to a recovery or ‘‘clawback’’ provision during the 2011 fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) Pathfinder Bancorp, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the 2011 fiscal year that was a TARP period;

(viii) Pathfinder Bancorp, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the 2011 fiscal year that was a TARP period;

(ix) Pathfinder Bancorp, Inc. and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the 2011 fiscal year that was a TARP period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) Pathfinder Bancorp, Inc. included in April 2011 a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the 2011 fiscal year that was a TARP period.  The Shareholders voted in favor of the SEO compensation.

(xi) Pathfinder Bancorp, Inc. will disclose the amount, nature, and justification for the offering during any part of the 2011 fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (vii);

(xii) Pathfinder Bancorp, Inc. will disclose whether Pathfinder Bancorp, Inc., the board of directors of Pathfinder Bancorp, Inc., or the compensation committee of Pathfinder Bancorp, Inc. has engaged during any part of the 2011 fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Pathfinder Bancorp, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the 2011 fiscal year that was a TARP period;

(xiv) Pathfinder Bancorp, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Pathfinder Bancorp, Inc. and Treasury, including any amendments;

(xv) Pathfinder Bancorp, Inc. has submitted to Treasury a complete and accurate list of SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEO’s ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

Date:  October 31, 2011                                                        /s/ Thomas W. Schneider
Thomas W. Schneider,
President and Chief Executive Officer